THIRD NOTE MODIFICATION AGREEMENT

     This Third Note Modification Agreement is entered into by and between FORTIFIED HOLDINGS CORP. (“Maker”) and THOMAS KEENAN VENTURES, LLC (“Holder”, and collectively with Maker, the “Parties”), and is made effective as of the 14th day of May, 2008 (the “Effective Date”). All capitalized terms not otherwise defined herein shall have the definitions ascribed to them in the Note.

Recitals

A.

Maker is the maker of a certain Term Loan Note made payable to Holder in the original principal amount of $5,000,000, dated effective September 13, 2007 and amended pursuant to (i) a certain Note Modification Agreement dated effective October 8, 2007, and (ii) a certain Note Modification Agreement dated effective March 28, 2008 (as so amended, the “Note”);

B.	Holder continues to be the holder of the Note as of the date hereof;

C.	Through the time of execution of this Agreement, Maker has made payments under the Note in the aggregate amount of $1,250,000, and the remaining principal balance of the Note is $3,750,000, and

D.	The Parties desire to amend the principal payment schedule set forth in the Note.

     NOW THEREFORE, in consideration of the mutual benefits to be obtained hereunder, upon full execution hereof, the Parties agree as follows:

Agreement

1.	The definition of “Maturity Date”contained in Section 1 of the Note is amended in its entirety to read as follows:

“Maturity Date”means July 1, 2009.

2.	Section 3(b) of the Note is hereby amended in its entirety to read as follows:

	(b)	Principal. Subject to the following Section 3(c), Principal shall be due and payable in Dollars in immediately available funds as follows:

(i)	two hundred fifty thousand dollars ($250,000) on or before November 19, 2007;

(ii)	five hundred thousand dollars ($500,000) on or before December 14, 2007;

(iii)	five hundred thousand dollars ($500,000) on or before April 2, 2008;

(iv)	one hundred twenty five thousand dollars ($125,000) on or before June 1, 2008;

(v)	one hundred twenty five thousand dollars ($125,000) on or before July 1, 2008;

(vi)	one million dollars ($1,000,000) on or before November 1, 2008;

(vii)	five hundred thousand dollars ($500,000) on or before March 1, 2009; and

(viii)	one (1) final installment in an amount equal to the then outstanding principal on the Maturity Date;

provided however, that if at any time after April 1, 2008 and prior to the payment of the Note in full, Maker receives equity or equity-linked financing yielding aggregate gross proceeds of two million dollars ($2,000,000) or more (whether in one or more tranches, and including the tranche of financing received in May 2008), then within three business days following the funding of such financing transaction (or within three business days following each tranche after the $2,000,000 threshold is reached), there shall be due and payable to Holder an amount of Principal equal to 25% of the amount by which the aggregate gross proceeds of such financing(s) exceeds $2,000,000 (in addition to the scheduled interim payments specified above). Notwithstanding anything herein to the contrary, unless sooner accelerated as a result of the occurrence of an Event of Default, the entire outstanding indebtedness under this Note, including, but not limited to, outstanding principal together with any and all accrued and unpaid interest and any other amounts due hereunder, shall be due and payable in full, in Dollars and in immediately available funds on the Maturity Date.

3.	Except as set forth above, the Note remains in full force and effect, in accordance with its original terms.

     IN WITNESS WHEREOF, the Parties have executed this Note Modification Agreement as of the date first written above.

FORTIFIED HOLDINGS CORP.:	THOMAS KEENAN VENTURES LLC:
By: TK Management LLC

By:	By:
Kirk Hanson	Brendan T. Reilly
Chief Financial Officer	Sole Manager

ACKNOWLEDGEMENT OF GUARANTOR

     Fortified Data Communications, Inc., a Delaware corporation and the Guarantor of the above-referenced Note, hereby acknowledges and assents to the foregoing amendments to the

Note and agrees (i) that the Note, as so amended, shall continue to be guaranteed by Guarantor pursuant to that certain Continuing Guaranty Agreement between Guarantor and TKV dated as of September 13, 2007 (the “Guaranty”), and (ii) the Guarantor’s obligations under the Guaranty shall continue to be secured pursuant to that certain Security Agreement between Guarantor and TKV dated as of September 13, 2007; provided, however, nothing herein shall be construed to require notice to or the assent of Guarantor in the event of any other amendment of, or waiver with respect to, the Note.

FORTIFIED DATA COMMUNICATIONS, INC.:

By: _______________________________
Kirk Hanson
Chief Financial Officer